Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 26, 2011 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the quarter ended June 30, 2011. Highlights for the quarter included the following:

•	Freight revenue of $133.6 million, a decrease of 5.5% compared with the second quarter of 2010;
•	Operating income of $7.2 million and an operating ratio of 94.6%, compared with operating income of $10.0 million and an operating ratio of 92.9% in the second quarter of 2010; and
•	Net income of $1.7 million, or $0.11 per share, compared with net income of $2.9 million, or $0.20 per share, in the second quarter of 2010.

Financial and Operating Results
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “Average freight revenue per total mile increased an encouraging 6.0%, which we attribute to improvements in our freight mix and customer recognition of the combination of service and capacity that the Covenant Transportation Group companies offer. The increase in rates almost offset the impact of weaker utilization and increasing costs of fuel, driver pay, and insurance claims during the 2011 quarter.

“For the second quarter of 2011, total revenue increased 2.3%, to $172.9 million from $169.0 million in the same quarter of 2010.  Freight revenue, which for these purposes excludes fuel surcharges, decreased 5.5%, to $133.6 million in the 2011 quarter from $141.4 million in the 2010 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company reported net income of $1.7 million, or $0.11 per share, in the second quarter of 2011 compared to net income of $2.9 million, or $0.20 per share, for the second quarter of 2010.”

Management Discussion—Asset-Based Operations
Mr. Parker continued, “For the quarter, total revenue in our asset-based operations increased $7.3 million, or 4.6%, compared with the second quarter of 2010.  This increase consisted of higher fuel surcharge revenue totaling $11.6 million, offset by lower freight revenues totaling $4.3 million. The $4.3 million decrease in freight revenues related to a 1.9% decrease in average freight revenue per tractor per week and a 1.4% decrease our average tractor fleet.   Average freight revenue per tractor per week declined to $3,198 during the 2011 quarter from $3,261 during the 2010 quarter due to an approximately 7.5% decrease in miles per tractor, partially offset by improved rates. Our average freight revenue per total mile increased 7.8 cents per mile (or 6.0%) compared with the second quarter of 2010. We were able to reduce our non-revenue miles by 47 basis points, as compared to the second quarter of 2010, as we further tightened acceptable lanes and forced more efficiency within our freight network during the quarter.

“Our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) increased approximately 190 basis points to 94.5%.

“We experienced higher salaries, wages and related expenses compared to the second quarter of 2010 on a cost per mile basis.  Driver wages increased 2.0 cents per mile due to pay adjustments since the second quarter of 2010. In addition, we experienced a 2.0 cents per mile increase in workers’ compensation expense related to adverse claims development.

“Fuel prices as measured by the Department of Energy averaged approximately $0.97/gallon (or 32%) higher in the second quarter of 2011 compared with the 2010 quarter and approximately $0.41/gallon (or 11%) higher than the first quarter of 2011. Diesel fuel prices continued to rise throughout April and early May, but began to decline late May through the end of June. The overall higher prices resulted in a 2.3 cent per company mile increase in our per mile cost of fuel, net of fuel surcharge revenue compared with the second quarter of 2010. We had a difficult comparison to the prior year quarter as we recorded a $0.8 million gain on the sale of a fuel hedge in the second quarter of 2010 that offset fuel expense. We expect to continue managing our idle time and truck speeds, as well as invest in more fuel-efficient tractors to improve our fuel miles per gallon, implement a disciplined approach to locking in fuel hedges when deemed appropriate, and partner with customers to favorably adjust fuel surcharge programs which are inadequate to recover a fair portion of rising fuel costs.

“Insurance and claims cost per mile increased to 12.2 cents per mile in the second quarter of 2011 from 8.0 cents per mile in the second quarter of 2010. The increase related to additional claims reserves where new information or settlements led to increased expenses on past claims, partially offset by favorable decreased frequency of accidents in the 2011 quarter. The timing of settling an unusually high number of large claims during the quarter contributed to this increase in costs.

“These increases were partially offset by certain fixed cost decreases. During the quarter, our capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) decreased by approximately $5.2 million. This was assisted by a continued strong market for used revenue equipment in second quarter of 2011 that contributed $3.2 million of gain on disposition of property and equipment, as well as a reduction of our leased trailers from our fleet related to operational efficiency, and improved terms on a large portion of our remaining dry van trailers under a revised lease agreement. We also experienced fixed cost decreases in communication expense, operating taxes and licenses expense and other general supplies and expenses.”

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s freight brokerage subsidiary:  “Our brokerage subsidiary operating income decreased slightly in the second quarter of 2011 compared to the 2010 quarter. For the quarter, Solutions’ total revenue decreased 31.5%, to $7.4 million from $10.8 million in the same quarter of 2010.  This decrease in revenue related primarily to the termination of certain agent and customer relationships during 2010, which contributed some lower margin revenue during the 2010 period. Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 6.1% compared to the 2010 quarter.  Our gross margins improved as purchased transportation was 80.1% of total revenue in the current quarter, down from 85.5% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue increased to 16.5% of total revenue in the second quarter of 2011 from 11.8% of total revenue in the second quarter of 2010, as agent fees increased as a percentage of total revenues. The result of the above was operating income of $251 thousand and an operating ratio of 96.6%, compared with operating income of $295 thousand and an operating ratio of 97.3% in the second quarter of 2010.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At June 30, 2011, our total balance sheet debt and capital lease obligations, net of cash, were $214.3 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $50.9 million, including the residual value guarantees under those leases.  At June 30, 2011, our stockholders’ equity was $100.4 million, and our tangible book value was $87.8 million, or $5.97 per basic share.  Since the end of 2010, the Company's balance sheet debt and capital lease obligations, net of cash, have decreased by $1.5 million, while the present value of financing provided by operating leases has increased by approximately $3.5 million.  At June 30, 2011, our ratio of net debt to total balance sheet capitalization was 68.1%.

“Our current 2011 tractor fleet plan includes the addition and disposal of approximately 950 tractors, of which we took delivery of approximately 215 tractors in the first half of fiscal 2011. With a relatively young average fleet age of 20 months at June 30, 2011, we believe there is significant flexibility to manage our fleet and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements. We had $30.2 million of available borrowing capacity under our revolving credit facility at June 30, 2011. We were in compliance with our financial covenant at June 30, 2011.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers and other available financing to fund our expected tractor purchases in 2011.

“Late in the quarter, we completed a 49% equity investment in Transport Enterprise Leasing, a tractor and trailer equipment leasing company and used equipment sales agent. The equity investment totaled $1.5 million, with future potential earnout payments based on performance. Our investment in Transport Enterprise Leasing contributed approximately $0.1 million of pre-tax income in the second quarter.”

The Company will host a live conference call tomorrow, July 27, 2011, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 26024559. In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives". For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctginvestor.com under the icon "News Releases."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our management of idle time and truck speeds, investment in more fuel-efficient tractors, implementation of fuel hedges and fuel surcharges, equipment purchases and disposals, our evaluation of our tractor replacement cycle and new tractor purchase requirements, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer                                                                                                           (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                                    (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2011	2010	% Change	2011	2010	% Change
Freight revenue	$133,630	$141,392	-5.5%	$258,048	$270,728	-4.7%
Fuel surcharge revenue	39,235	27,587		71,208	50,262
Total revenue	$172,865	$168,979	2.3%	$329,256	$320,990	2.6%

Operating expenses
Salaries, wages, and related expenses	54,474	54,772		106,215	107,779
Fuel expense	56,301	44,047		106,973	86,205
Operations and maintenance	10,715	10,314		20,888	20,388
Revenue equipment rentals and
purchased transportation	15,459	19,245		29,436	36,884
Operating taxes and licenses	3,014	3,081		6,116	5,410
Insurance and claims	11,193	8,098		19,883	15,712
Communications and utilities	1,248	1,407		2,583	2,241
General supplies and expenses	3,981	4,682		7,849	8,640
Depreciation and amortization, including gains and
losses on disposition of equipment	9,246	13,291		21,778	25,873
Total operating expenses	165,631	158,937		321,721	309,132
Operating income	7,234	10,042		7,535	11,858
Other (income) expenses:
Interest expense	3,926	4,290		8,022	8,243
Interest income	(10)	-		(32)	(2)
Other	(15)	5		(43)	(41)
Other expenses, net	3,901	4,295		7,947	8,200
Equity in income of affiliate	125	-		125	-
Income (loss) before income taxes	3,458	5,747		(287)	3,658
Income tax expense	1,803	2,858		522	2,945
Net income (loss)	$1,655	$2,889		$(809)	$713

Basic earnings (loss) per share	$0.11	$0.20		$(0.06)	$0.05
Diluted earnings (loss) per share	$0.11	$0.20		$(0.06)	$0.05
Basic weighted average shares outstanding (000s)	14,702	14,257		14,657	14,224
Diluted weighted average shares outstanding (000s)	14,833	14,361		14,657	14,294

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$126,224	$130,573	-3.3%	$244,136	$249,661	-2.2%
Covenant Transport Solutions non-asset based revenues	7,406	10,819	-31.5%	13,912	21,067	-34.0%
Freight revenue	$133,630	$141,392	-5.5%	$258,048	$270,728	-4.7%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.517	$1.439	5.4%	$1.493	$1.420	5.1%
Average freight revenue per total mile	$1.382	$1.304	6.0%	$1.355	$1.284	5.6%
Average freight revenue per tractor per week	$3,198	$3,261	-1.9%	$3,088	$3,135	-1.5%
Average miles per tractor per period	30,084	32,512	-7.5%	58,898	63,127	-6.7%
Weighted avg. tractors for period	3,036	3,080	-1.4%	3,058	3,080	-0.7%
Tractors at end of period	3,049	3,105	-1.8%	3,049	3,105	-1.8%
Trailers at end of period	7,133	7,867	-9.3%	7,133	7,867	-9.3%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2011	12/31/2010
Total assets	$425,013	$432,366
Total equity	$100,414	$100,698
Total balance sheet debt, net of cash	$214,262	$215,798
Net Debt to Capitalization Ratio	68.1%	68.2%
Tangible book value per basic share	$5.97	$6.05

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